Filed pursuant to Rule 433
Registration No. 333-132574-03
Free Writing Prospectus Dated August 8, 2007
PPL ELECTRIC UTILITIES CORPORATION
$250,000,000
6.45% SENIOR SECURED BONDS DUE 2037

Issuer:	PPL Electric Utilities Corporation

Title:	6.45% Senior Secured Bonds due 2037

Expected Credit Ratings* (Moody’s/S&P/Fitch):	A3/A-/A-

Issuance Format:	SEC Registered

Principal Amount:	$250,000,000

Trade Date:	August 8, 2007

Settlement Date:	August 13, 2007 (T + 3)

Maturity Date:	August 15, 2037

Benchmark Treasury:	4.500% due February 15, 2036

Benchmark Treasury Yield:	5.022%

Spread to Benchmark Treasury:	143 basis points

Re-offer Yield:	6.452%

Annual Interest Rate:	6.45%

Interest Payment Dates:	Semi-annually on each February 15 and August 15,
commencing on February 15, 2008

Price to Investors:	99.973% plus accrued interest, if any, from Settlement Date

Optional Redemption:	The bonds will be redeemable, in whole at any time or in
part from time to time, at a redemption price equal to the
greater of 100% of the principal amount of the bonds being
redeemed or the sum of the present values of the remaining
scheduled payments of principal and interest discounted on
a semi-annual basis at the Adjusted Treasury Rate, plus 25
basis points.

CUSIP Number:	69351U AH6

Joint Bookrunners:	BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Scotia Capital (USA) Inc.

Co-Managers	ABN AMRO Incorporated
BNY Capital Markets, Inc.
Lazard Capital Markets LLC
* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP PARIBAS toll-free at 1-800-854-5674, Credit Suisse toll-free at 1-800-221-1037 or Scotia Capital toll-free at 1-800-372-3930.